CHRISTINE HAYER REPASY
SENIOR VICE PRESIDENT AND                                          [LOGO]
GENERAL COUNSEL                                                    THE HARTFORD
DIRECT DIAL: (860) 843-3560
FAX: (860) 843-8665
INTERNET: crepasy@hartfordlife.com

February 6, 2004

Board of Directors
Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, CT  06089

RE:    MODIFIED GUARANTEED ANNUITY CONTRACT
       HARTFORD LIFE INSURANCE COMPANY
       FILE NO. 333-109919
       PRE-EFFECTIVE AMENDMENT NO. 1

Dear Sir/Madam:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of a certain Group Deferred Annuity Contract (the "Contract") that will be offered and sold by Hartford Life Insurance Company (the "Company"). I have examined such documents (including the Form S-2 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contract.

2. The form of the Contract that will be issued by the Company has been filed in states where it is eligible for approval and upon issuance will be valid and binding upon the Company.

I hereby consent to the use of this opinion as an exhibit to the Form S-2 Registration Statement and to the reference to my name under the heading "Legal Opinions" in the prospectus included as a part of such Form S-2.

Sincerely,

/s/ Christine Hayer Repasy

Christine Hayer Repasy

                        HARTFORD LIFE INSURANCE COMPANIES
          LAW DEPARTMENT, B1E, 200 HOPMEADOW STREET, SIMSBURY, CT 06089
                  MAIL: P.O. BOX 2999, HARTFORD, CT 06104-2999